CareTrust Announces Strategic SHOP Pipeline Agreement with LNT Care Developments to Acquire 45 New UK Care Homes for £1.1 Billion

Dana Point, California--(BUSINESS WIRE)--October 2, 2026--CareTrust REIT, Inc. (NYSE:CTRE) (“CareTrust” or the “Company”) announced today that it has entered into a definitive agreement with LNT Care Developments Holdings Limited (“LNT”), a prolific United Kingdom-based care home developer and operator, to acquire 45 new care homes for approximately £1.1 billion in a strategic transaction for the Company that secures a pathway to building a significant senior housing operating portfolio (“SHOP”) platform across the UK.
The transaction is structured with staggered closings, the first of which occurred on October 1, 2026, and comprised 24 homes, all constructed within the past two years, for approximately £576 million (or approximately $764 million)1 exclusive of transaction costs.2 The investment was funded using a combination of proceeds from the settlement of outstanding forward equity agreements and a draw on the Company’s revolving credit facility. The remaining 21 homes are currently under development, which CareTrust will acquire for approximately £504 million upon completion and receipt of regulatory approvals anticipated to occur on a rolling basis throughout 2027.
Overview of Transaction Structure
•All homes are, or will be upon closing, leased to subsidiaries of Crystal Care, LNT’s care home operating portfolio company, under triple-net leases that provide for fixed annual escalators and renewal options (the “Lease-up Phase”).
•The transaction was structured to provide CareTrust consistent, guaranteed rental income from a high-quality operator in the initial years following development, a phase that otherwise would be dilutive to earnings as home operations ramp. Following the Lease-up Phase, both CareTrust and LNT intend to transfer all 45 homes to a RIDEA structure with Crystal Care, ensuring a smooth transition to CareTrust’s senior housing operating portfolio (the “SHOP Phase”).
•The SHOP Phase is expected to begin between years two and four following each home’s completion with the first transition anticipated to occur by the fourth quarter of 2027. The transaction is expected to be accretive to normalized funds from operations per share during the Lease-up Phase, inclusive of straight-line rent adjustments, and to generate an all-in yield in the mid- to high-7% range on a pre-tax basis in year one of the SHOP Phase.
“The chance to build a close relationship with LNT—one of the most productive and proven care home developers in the United Kingdom—while doing it in a way that is accretive rather than dilutive as the homes lease up, and with a defined path into a SHOP structure upon stabilization, is what makes this check all the boxes for us,” said James Callister, CareTrust’s Chief Investment Officer. “These are brand new, purpose-built, private pay homes serving a market with a genuine shortage of modern care beds. We have structured it so that we are paid to be patient while the homes fill, and when we move to acquire the operating companies we underwrite all-in stabilized yields in the mid- to high-7% range with room to grow as they are positioned for success for decades to come.” Mr. Callister added, “This also materially improves the age, quality and configuration of our overall UK care home portfolio.”
1Based on the British Pound Sterling to U.S. Dollar exchange rate of 1.327 on September 28, 2026.
2 Includes one completed and operating home, the closing of which remains subject to receipt of regulatory approval anticipated in October 2026.

About LNT Care Developments
LNT was founded by Lawrence Tomlinson. He has built more than 250 care homes over the course of his career, and LNT today delivers at a pace approaching 30 homes per year, a rate no other developer in the market sustains.
LNT is engineered and built to address the critical care home supply gap in the UK. Their model rests on meticulous vertical integration of the entire development and operating processes. At the center is a standardized home design, refined over hundreds of buildings that LNT both developed and operated. The result of these efforts is a well-oiled machine that moves from site identification through planning, permitting, ground works, development, CQC registration and lease-up in a fraction of the time others may require—producing modern, all-private care homes with 100% en-suite wet rooms and market-leading ESG scores at a cost basis the broader market has been unable to match.
“I designed and built my first care home in 1991, and this business has been close to home for me ever since,” said Mr. Tomlinson. “CareTrust describes itself as 'for operators, by operators,' and that is how we have always run. This transaction was never simply about raising capital. We were keen to carefully choose a strategic partner who could help us deliver on our vision of hundreds of desperately needed new care homes across the United Kingdom, and CareTrust was plainly the best fit for that endeavor. I am delighted to have this one done, and we intend to keep finding ways to work together to meet the growing need in the UK for new, safe, well-run homes for residents and their families.”
“This relationship combines two of our growth engines into one: UK Care Homes and SHOP,” said Dave Sedgwick, CareTrust’s Chief Executive Officer. Mr. Sedgwick continued, “LNT is one of one. Their vertical integration, standardization, and obsession with detail has allowed them to open more care homes over the past couple of years than the next two developers combined. They are a special organization singularly positioned to serve the critical need for affordable purpose-built care homes in the UK. We’re thrilled to complete this initial transaction and, with aligned missions and values, we hope to support the LNT team further as they seek to develop hundreds more homes over the next decade and beyond.”
As part of the transaction, LNT has granted CareTrust an option to acquire the LNT platform in its entirety in the future, and the parties continue to explore ways to work together in various structures.
The Company has published on its investor website a presentation and brief management remarks providing additional details about the LNT transaction.
J.P. Morgan served as financial advisor to CareTrust, and Jones Day acted as legal advisor to CareTrust. Lazard served as financial advisor to LNT; Slaughter and May and Freeths served as legal advisors to LNT.
Other Business Updates
In addition to the LNT transaction, CareTrust announced that it has closed on approximately $488 million of other investments since its second quarter 2026 earnings report, including the acquisition of three UK care homes for approximately $34 million, all of which are triple-net leased to a mix of new and existing operators, and $55 million of preferred equity and debt investments secured by skilled nursing portfolios. That activity follows the Company’s previously announced acquisition of a portfolio of 20 skilled nursing facilities in the southwest for approximately $380 million, representing CareTrust’s share of the investment. The blended, stabilized yield of these investments, exclusive of the LNT transaction, is 8.8%.
Mr. Sedgwick added, “The LNT transaction and the other investments we have closed bring CareTrust’s investment total in the third quarter and since to approximately $1.6 billion and its year-to-date investment total to a record $2.7 billion across all three of our growth engines.”
Noting that the Company’s investment pipeline of near-term, actionable opportunities today stands at approximately $525 million, not including the remaining 21 LNT care homes under contract, Mr. Sedgwick added, “We could not be more pleased with how 2026 is finishing, and the LNT relationship is a big part of why we are just as excited about 2027. The flywheel keeps accelerating, and the runway in front of us is as long as it’s ever been.”
Revised Full Year 2026 Guidance
The Company is increasing its full year 2026 guidance and now projects net income attributable to CareTrust of approximately $1.54 to $1.57 per share, Normalized FFO of approximately $2.06 to $2.09 per share, and Normalized FAD of approximately $2.02 to $2.05 per share. A reconciliation of the Company’s updated full year 2026 guidance to projected net income attributable to CareTrust, together with select assumptions on which the guidance is based, is set forth below.
These guidance ranges reflect management’s view of current and future market conditions, and actual results may differ materially. Except as required by law, the Company disclaims any obligation to update these ranges for new information or future developments.
“We could not be more excited about the LNT transaction, the rest of the investment activity closed this quarter and more to come,” said Derek Bunker, CareTrust’s Chief Financial Officer. “We have deliberately run below our target leverage, which has provided more than enough capacity to step into a strategic opportunity of this size without straining our capital position, while preserving the flexibility to keep all three of our growth engines firing going forward.”
About CareTrustTM
CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, senior housing and other healthcare-related properties. With a portfolio of long-term net-leased properties spanning the United States and United Kingdom, and a growing portfolio of quality operators leasing them, CareTrust is pursuing both external and organic growth opportunities across the US and internationally. More information about CareTrust is available at www.caretrustreit.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the following: access to capital; investment activity; growth prospects; and operating and financial performance, including our fiscal year 2026 guidance and the assumptions set forth therein. Forward-looking statements also include, but are not limited to, statements regarding the expected timing and completion of the acquisition of the homes currently under development, the satisfaction of conditions to those acquisitions including practical completion and regulatory registration, the anticipated exercise of put and call rights with respect to the operating companies and the timing thereof, the anticipated conversion of the homes to a RIDEA structure, the Company’s expectations regarding stabilization, rental revenue, net operating income yields and accretion to normalized funds from operations, projected yields and returns on the LNT Care Developments (“LNT”) transaction, SHOP conversion economics, anticipated benefits of our strategic relationship with LNT, the size and composition of the Company’s investment pipeline, and the Company’s sources of financing.
Words such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” “would,” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. The Company’s forward-looking statements are based on management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, the Company can give no assurance that its expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the ability of our tenants, managers, and borrowers to successfully operate our properties and to meet and/or perform their obligations under the agreements we have entered into with them, including without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (ii) the impact of unstable market and economic conditions; (iii) the impact of healthcare reform legislation, including reimbursement rates and potential minimum staffing level requirements, on the operating results and financial conditions of our tenants, managers, and borrowers; (iv) the consequences of bankruptcy, insolvency or financial deterioration of our tenants, managers and borrowers; (v) the ability and willingness of our tenants, managers and borrowers to renew their agreements with us, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant or manager; (vi) the risk that we may have to incur impairment charges related to any asset sales if we are unable to sell such assets at the prices we expect; (vii) the impact of public health crises; (viii) the availability of and the ability to identify (a) tenants and managers who meet our credit and operating standards, and (b) suitable acquisition opportunities and the ability to acquire and lease the respective properties to such tenants and managers on favorable terms; (ix) the intended benefits of our acquisition of Care REIT plc (“Care REIT”) and of the transaction with LNT may not be realized, and the additional risks we will be subject to from our investment in Care REIT, the LNT transaction and any other international investments; (x) the additional operational and legal risks associated with our properties managed in a RIDEA structure; (xi) the impact of the unfavorable resolution of litigation or disputes and rising liability and insurance costs as a result thereof or other market factors; (xii) the ability to retain our key management personnel; (xiii) the ability to maintain our status as a real estate investment trust (“REIT”); (xiv) changes in the U.S. and U.K. tax law and other state, federal or local laws, whether or not specific to REITs; (xv) the ability to generate sufficient cash flows to service our outstanding indebtedness; (xvi) access to debt and equity capital markets; (xvii) fluctuating interest and currency rates, including fluctuations in the exchange rate between the pound sterling and the U.S. dollar; (xviii) risks and challenges related to our use of, or inability to use, artificial intelligence; (xix) the risk that the homes currently under development are not completed on the expected timeline or at all, and that practical completion, regulatory registration and other closing conditions are delayed or not satisfied; (xx) the performance of the tenant operating companies during lease-up and the risk that stabilization and the anticipated net operating income yields and accretion are not achieved; (xxi) the risk that the put and call rights with respect to the operating companies are not exercised, or that the anticipated conversion of the homes to a RIDEA structure does not occur on the expected timeline or at all; (xxii) changes in the United Kingdom regulatory, reimbursement, labor and tax environment; and (xxiii) any additional factors included under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission.
This press release and the accompanying investor presentation provide information about the Company as of the date hereof, unless specifically stated otherwise. The Company expressly disclaims any obligation to update or revise any information in this press release or the accompanying investor presentation, including forward-looking statements, whether to reflect any change in the Company’s expectations, any change in events, conditions or circumstances, or otherwise.

IR Contact

CareTrust REIT, Inc.
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CARETRUST REIT, INC.
RECONCILIATIONS OF NET INCOME TO NON-GAAP FINANCIAL MEASURES
Revised Full Year 2026 Guidance
(Unaudited)

	Total (in millions)		Per Share
	Low	High	Low	High
Net income attributable to CareTrust REIT, Inc.	$369	$377	$1.54	$1.57
Real estate related depreciation and amortization, net of NCI	120	120	0.50	0.50
Funds from Operations (FFO)	489	497	2.04	2.07
Normalizing items[1]	4	4	0.02	0.02
Normalized FFO	$493	$501	$2.06	$2.09

Net income attributable to CareTrust REIT, Inc.	$369	$377	$1.54	$1.57
Real estate related depreciation and amortization, net of NCI	120	120	0.50	0.50
Amortization of deferred financing fees	5	5	0.02	0.02
Amortization of stock-based compensation	12	12	0.05	0.05
Straight-line rental income	(21)	(21)	(0.09)	(0.09)
Noncash revenues and expenses	(4)	(4)	(0.02)	(0.02)
Amortization of lease incentives, net of NCI	—	—	—	—
Funds Available for Distribution (FAD)	481	489	2.00	2.03
Normalizing items[1]	4	4	0.02	0.02
Normalized FAD	$485	$493	$2.02	$2.05

Weighted average diluted shares outstanding	240	240

Additional Guidance Measures
•Cash rental revenue of $478 million at the midpoint
•Interest income from financing receivables of $43 million at the midpoint
•Interest income from loans and other investments of $108 million at the midpoint
•General and administrative expense of $64 million at the midpoint
•Interest expense of $70 million at the midpoint
•Income tax expense of $13 million at the midpoint

Select Guidance Assumptions
•No new investments, loans, or dispositions beyond those made year-to-date and announced herein
•No new debt or equity issuances beyond those made year-to-date and announced herein
•2.5% inflation-based rent escalators under long-term NNN leases
•$147 million of loans to be fully repaid throughout the year
•No material change in GBP:USD spot exchange rate
•Guidance includes the initial LNT acquisition of 24 care homes that closed or is anticipated to close in October 2026, and excludes the remaining 21 LNT care homes currently under development

[1] See "Non-GAAP Financial Measures" in the Company's second quarter 2026 earnings release for items typically excluded in Normalized FFO and Normalized FAD attributable to CareTrust REIT, Inc. The timing and amount of these excluded charges cannot be further allocated or quantified with certainty or is dependent on the timing and occurrence of certain actions and, accordingly, cannot be reasonably predicted or estimated without unreasonable efforts.